Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-81825 and 333-149634 on Form S-8 and Registration Statement No. 333-190307 on Form F-3 of our report dated 20 May 2014, relating to the 2014 consolidated financial statements (before the effects of the retrospective adjustments made in 2015 and 2016 to the segment disclosures in Note 2 to the consolidated financial statements) (not presented herein) of Vodafone Group Plc and subsidiaries (the “Group”), appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended 31 March 2016.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

10 June 2016